EXHIBIT 4.2.2

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of May 8, 2003 (this “Instrument”), among HEALTHSOUTH CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at One HealthSouth Parkway, Birmingham, Alabama 35243 (the “Company”), THE BANK OF NEW YORK, a corporation duly organized and existing under the laws of the State of New York, having its corporate trust office at 101 Barclay Street - 8W, New York, New York 10286, as resigning Trustee (the “Resigning Trustee”), and HSBC BANK USA, a banking corporation and trust company duly organized and existing under the laws of the State of New York, having its corporate trust office at 452 Fifth Avenue, New York, New York 10018-2706, as successor Trustee (the “Successor Trustee”).

RECITALS

There are presently outstanding under that certain Indenture, dated as of September 25, 2000 (the “Indenture”), between the Company and the Resigning Trustee, $319,260,000 in aggregate principal amount of the Company’s 10 3/4% Senior Subordinated Notes due 2008 (the “Securities”).

The Resigning Trustee wishes to resign as Trustee, Registrar, Paying Agent and the office or agency where notices and demands to or upon the Company in respect of the Securities and the Indenture (the “Agent”) may be served under the Indenture; the Company wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee, Registrar, Paying Agent and Agent under the Indenture; and the Successor Trustee wishes to accept appointment as Trustee, Registrar, Paying Agent and Agent under the Indenture.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged, the Company, the Resigning Trustee and the Successor Trustee agree as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

Section 101. Pursuant to Section 7.08 of the Indenture, the Resigning Trustee hereby notifies the Company that the Resigning Trustee is hereby resigning as Trustee under the Indenture.

Section 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee and the Company that:

(a) No covenant or condition contained in the Indenture has been waived by the Resigning Trustee.

(b) There is no action, suit or proceeding pending or, to the best of the knowledge of the Trust Officers of the Resigning Trustee, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture.

(c) This Instrument has been duly authorized, executed and delivered on behalf of the Resigning Trustee and constitutes its legal, valid and binding obligation.

(d) $319,260,000 in aggregate principal amount of the Securities is outstanding as of the effective date hereof, and interest on the Securities has been paid up to, but not including, October 1, 2002.

(e) The Resigning Trustee has notified the Holders of the Securities of such Defaults and Events of Default as required under the terms of the Indenture, the form of which notice is annexed hereto as Exhibit A. Except as set forth in Exhibit A, to the knowledge of the Trust Officers of the Resigning Trustee, no event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Indenture.

(f) The Resigning Trustee has made, or promptly will make, available to the Successor Trustee originals, if available, or copies in its possession, of all documents relating to the Indenture and all information in the possession of its corporate trust department relating to the administration and status of the Indenture.

Section 103. The Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in and to the Indenture, all rights, powers, duties and obligations of the Trustee under the Indenture and all property and moneys held by such Resigning Trustee under the Indenture, with like effect as if the Successor Trustee was originally named as Trustee under the Indenture. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as each of the Company and the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all such rights, powers, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 104. The Resigning Trustee hereby resigns as Registrar, Paying Agent and Agent under the Indenture.

ARTICLE TWO

THE COMPANY

Section 201. The Company hereby certifies that Exhibit B annexed hereto is a copy of the resolutions which were duly adopted by the Board of Directors of the Company, which are in full force and effect on the date hereof, and which authorize certain officers of the Company to: (a) accept the Resigning Trustee’s resignation as Trustee, Registrar, Paying Agent and Agent under the Indenture; (b) appoint the Successor Trustee as Trustee, Registrar, Paying Agent and Agent under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of the Successor Trustee as Trustee, Registrar, Paying Agent and Agent under the Indenture.

Section 202. The Company hereby accepts the resignation of the Resigning Trustee as Trustee, Registrar, Paying Agent and Agent under the Indenture. Pursuant to Section 7.08 of the Indenture, the Company hereby appoints the Successor Trustee as Trustee under the Indenture

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and confirms to the Successor Trustee all rights, powers, duties and obligations of the Trustee under the Indenture and with respect to all property and moneys held or to be held under the Indenture, with like effect as if the Successor Trustee was originally named as Trustee under the Indenture. The Company shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all such rights, powers, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 203. The Company hereby represents and warrants to the Successor Trustee and the Resigning Trustee that:

(a) The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Delaware.

(b) The Indenture was validly and lawfully executed and delivered by the Company, has not been amended or modified and is in full force and effect.

(c) The Securities are validly issued securities of the Company.

(d) No covenant or condition contained in the Indenture has been waived by the Company or by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

(e) The Company is in the process of determining whether any event, in addition to any event set forth in Exhibit A, has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Indenture, and has not given notice under the Indenture of any such event, other than respect to any event set forth in Exhibit A.

(f) There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any action or omission by the Company under the Indenture.

(g) This Instrument has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation.

(h) All conditions precedent relating to the appointment of the Successor Trustee as successor Trustee, Registrar, Paying Agent and Agent under the Indenture have been complied with by the Company.

Section 204. The Company hereby appoints the Successor Trustee as Registrar, Paying Agent and Agent under the Indenture.

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ARTICLE THREE

THE SUCCESSOR TRUSTEE

Section 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and the Company that:

(a) The Successor Trustee is qualified and eligible under the provisions of Section 7.10 of the Indenture to act as Trustee under the Indenture.

(b) This Instrument has been duly authorized, executed and delivered on behalf of the Successor Trustee and constitutes its legal, valid and binding obligation.

Section 302. Pursuant to Section 7.08 of the Indenture, the Successor Trustee hereby accepts its appointment as Trustee under the Indenture and shall hereby be vested with all rights, powers, duties and obligations of the Trustee under the Indenture and with respect to all property and moneys held or to be held under the Indenture.

Section 303. The Successor Trustee hereby accepts its appointment as Registrar, Paying Agent and Agent under the Indenture.

Section 304. Promptly after the execution and delivery of this Instrument, the Successor Trustee, on behalf of the Company, shall cause a notice, the form of which is annexed hereto as Exhibit C, to be sent to each Holder of the Securities in accordance with Section 7.08 of the Indenture.

ARTICLE FOUR

MISCELLANEOUS

Section 401. Except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Section 402. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first above written; provided, however, that the resignation of the Resigning Trustee and the appointment of the Successor Trustee as Registrar, Paying Agent and Agent under the Indenture shall be effective 10 business days after the date first above written.

Section 403. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Company shall remain obligated under Section 7.07 of the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its prior trusteeship under the Indenture. The Company also acknowledges and reaffirms its obligations to the Successor Trustee as set forth in Section 7.07 of the Indenture, including payments to be made in accordance with that certain side agreement, of even date herewith, by and between the Successor Trustee and the Company, which obligations shall survive the execution hereof.

Section 404. This Instrument shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

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Section 405. This Instrument may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 406. All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

TO THE RESIGNING TRUSTEE:

The Bank of New York

101 Barclay Street - 8W

New York, New York 10286

Attention: Michele Russo, AVP Corporate Trust Administration

Fax: (212) 815-5131

Tel.: (212) 815-5428

TO THE SUCCESSOR TRUSTEE:

HSBC Bank USA

452 Fifth Avenue

New York, New York 10018-2706

Attention: Robert A. Conrad, Vice President

Fax: (212) 525-1366

Tel.: (212) 525-1314

TO THE COMPANY:

HEALTHSOUTH Corporation

One HealthSouth Parkway

Birmingham, Alabama 35243

Attention: Richard S. Davis, Group Vice President

Fax: (205) 969-6837

Tel: (205) 968-4493

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IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

HEALTHSOUTH CORPORATION

By:	/s/ Richard S. Davis

Name:	Richard S. Davis
Title:	Asst. Treasurer

THE BANK OF NEW YORK

By:	/s/ Michele L. Russo

Name:	Michele L. Russo
Title:	Assistant Vice President

HSBC BANK USA

By:	/s/ Robert A. Conrad

Name:	Robert A. Conrad
Title:	Vice President

EXHIBIT A

See attached.

THE BANK OF NEW YORK

NEW YORK’S FIRST BANK - FOUNDED 1784 BY ALEXANDER HAMILTON

April 2, 2003

NOTICE TO THE REGISTERED HOLDERS

OF

HealthSouth Corporation

10.75% Senior Subordinated Notes due 2008

CUSIP No. 421924AP6

This notice is being given by The Bank of New York as Trustee (the “Trustee”) pursuant to Section 11.02 of the Indenture dated as of September 25, 2000 with HealthSouth Corporation (the “Company”), as issuer and the Trustee (the “Indenture”), pursuant to which the 10.75% Senior Subordinated Notes due 2008 (“Notes”) were issued. Capitalized terms not otherwise defined in this Notice shall have the meanings given under the Indenture. The persons receiving this letter are the registered holders of the Notes (“Noteholders”) whose names and addresses appear on the list of registered holders maintained by the Trustee.

The Trustee received a letter dated March 25, 2003 (the “Payment Blockage Notice”) from JPMorgan Chase Bank (the “Administrative Agent”). The Administrative Agent instructed the Company that no payment is permitted to be made in respect of the Notes due to the Events of Default under the Credit Agreement Pursuant to Section 10.03 of the Indenture, the Noteholders did not receive the April 1, 2003 interest payment as a result of the filing of the Payment Blockage Notice.

According to Section 6.01 of the Indenture, this nonpayment of interest will become an Event of Default if the Company does not remit payment to the Trustee within thirty days of the scheduled interest payment date.

Each registered holder of the Notes should forward a copy of this Notice immediately to any beneficial owner(s) of the Notes for whom the holder acts as nominee or in any other capacity.

In the event that you have any questions regarding this Notice, please contact Mr. Robert Massimillo, Vice President or Mr. Gerard Facendola, Vice President at The Bank of New York, 101 Barclay Street, 8W, New York, New York, 10286.

By: The Bank of New York, as Trustee

Note: The Cusip number appearing herein has been included solely for the convenience of the Holders. The Bank of New York assumes no responsibility for the selection or use of such number and makes no representation as to the correctness of the Cusip number listed above.

HEALTHSOUTH Corporation

One HealthSouth Parkway

Birmingham, AL 35243

Attention:	Joel Gordon, Chairman of the Board of Directors
Malcolm E. McVay, Senior Vice President and Treasurer

The Bank of New York

101 Barclay Street, Floor 21 West

New York, NY 10286

Attention: Corporate Trust Trustee Administration

Payment Blockage Notice

March 25, 2003

Gentlemen:

Reference is made to (i) the Credit Agreement dated as of June 14, 2002 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among HEALTHSOUTH Corporation (the “Company”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Wachovia Bank, National Association, as syndication agent, UBS Warburg LLC, Scotiabanc, Inc. and Deutsche Bank Ag, New York Branch, as Co-Documentation Agents and Bank of America, N.A.; as Senior Managing Agent and (ii) the Indenture dated as of September 25, 2000 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”). Capitalized terms used but not defined in this notice shall have the meanings assigned to such terms in the Credit Agreement or the Indenture, as the case may be.

Pursuant to Sections 10.03 and 11.03 of the Indenture, the Administrative Agent hereby notifies the Company and the Trustee that, as a result of Events of Default under Sections 3.06, 3.14 and 3.22 and paragraph (c) of Article VII of the Credit Agreement, a Payment Blockage Period will commence under such Section 10.03 on the date on which this Payment Blockage Notice is received by the Company and the Trustee. As a result, no payment is permitted to be made by the Company (or by any other Person on its behalf) in respect of the Notes. The Administrative Agent is entitled to provide this Payment Blockage Notice pursuant to Section 10.03 of the lndenture because (i) the Events of Default under the Credit Agreement referred to above are Non-payment Defaults pursuant to which the maturity of the Loans outstanding under the Credit Agreement may be accelerated and (ii) the obligations of the Company under the Credit Agreement are specifically designated in Section 1.05 of the Credit Agreement as “Designated Senior Indebtedness” under the Indenture.

JPMorgan Chase Bank • 270 Park Avenue, New York, NY 10017-2070

The Administrative Agent and each of the Lenders hereby reserves the right, at any time and from time to time, to exercise any rights or remedies granted to it (in its capacity as a Lender, as Administrative Agent on behalf of the Lenders or as a holder of Designated Senior Indebtedness) under the Credit Agreement when an Event of Default has occurred and is continuing or under the Indenture when a Payment Blockage Period has commenced and is continuing.

Please contact Dawn Lee Lum of JPMorgan Chase Bank (212-270-2472) should you care to discuss the contents of this notice or any matters related thereto.

Very truly yours,

JPMORGAN CHASE BANK, as Administrative Agent,

by	/s/ Dawn Lee Lum
	Name:	Dawn Lee Lum
	Title:	Vice President

cc:	Skadden Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Jay Baker, Esq.

Cravath, Swaine & Moore

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019-7475

Attention: James Cooper, Esq.

EXHIBIT B

CERTIFIED COPY OF RESOLUTIONS

OF THE BOARD OF DIRECTORS OF

HEALTHSOUTH CORPORATION

The undersigned, William W. Horton, hereby certifies that he is the duly appointed, qualified and acting Assistant Secretary of HEALTHSOUTH Corporation, a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company”), and further certifies that the following is a true and correct copy of certain resolutions duly adopted by the Board of Directors of said Company on May 6, 2003 and that said resolutions have not been amended, modified or rescinded:

“RESOLVED, that the Company appoint HSBC Bank USA (the “Successor Trustee”) as successor Trustee under the Indenture, dated as of September 25, 2000 (the “Indenture”), between the Company and The Bank of New York (the “Resigning Trustee”), as Trustee, pursuant to which the Company issued $350,000,000 in aggregate principal amount of its 10 3/4% Senior Subordinated Notes due 2008 (the “Securities”); and that the Company accept the resignation of the Resigning Trustee as Trustee, Registrar, Paying Agent and the office or agency where notices and demands to or upon the Company in respect of the Securities and the Indenture (the “Agent”) may be served under the Indenture, such resignation to be effective upon the execution and delivery by the Successor Trustee to the Company of an instrument or instruments accepting such appointment as successor Trustee, Registrar, Paying Agent and Agent under the Indenture; and it is further

RESOLVED, any officer of the Company be, and each of them hereby is, authorized, empowered and directed to execute and deliver in the name and on behalf of the Company an instrument or instruments accepting the resignation of the Resigning Trustee and appointing the Successor Trustee as the successor Trustee; and it is further

RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized, empowered and directed to do or cause to be done all such acts or things, and to execute and deliver, or cause to be executed or delivered, any and all such other agreements, amendments, instruments, certificates, documents or papers (including, without limitation, any and all notices and certificates required or permitted to be given or made on behalf of the Company to the Successor Trustee or to the Resigning Trustee), under the terms of any of the executed instruments in connection with the resignation of the Resigning Trustee, and the appointment of the Successor Trustee, in the name and on behalf of the Company as any of such officers, in his/her discretion, may deem necessary or advisable to effectuate or carry out the purposes and intent of the foregoing resolutions; and to exercise any of the Company’s obligations under the instruments and agreements executed on behalf of the Company in connection with the resignation of the Resigning Trustee and the appointment of the Successor Trustee.”

IN WITNESS WHEREOF, I have hereunto set my hand as Assistant Secretary and have affixed the seal of the Company this 6th day of May 2003.

By:	/s/ William W. Horton

Name:	William W. Horton
Title:	Assistant Secretary

[SEAL]

EXHIBIT C

Notice to Holders of HEALTHSOUTH Corporation’s (the “Company”) 10 3/4% Senior Subordinated Notes due 2008 (the “Securities”):

We hereby notify you of the resignation of The Bank of New York (“BONY”) as Trustee under the Indenture, dated as of September 25, 2000 (the “Indenture”), pursuant to which your Securities were issued and are outstanding. BONY has also resigned as Registrar, Paying Agent and the office or agency where notices and demands to or upon the Company in respect of the Securities and the Indenture may be served under the Indenture.

The Company has appointed HSBC Bank USA (“HSBC”), whose corporate trust office is located at 452 Fifth Avenue, New York, New York 10018-2706, as successor Trustee under the Indenture, which appointment has been accepted by HSBC and has become effective. HSBC has also been appointed as the Registrar, Paying Agent and the office or agency where notices and demands to or upon the Company in respect of the Securities and the Indenture may be served under the Indenture.

HSBC BANK USA, as successor Trustee

Date: May         , 2003